Confirmation of Authority to Sign for Securities and Exchange Commission ("SEC") Forms 3, 4 and 5 and Application for EDGAR Access (Form ID)


Pursuant to Instruction 7 to SEC "Form 3-Initial Statement of Beneficial Ownership of Securities", "Form 4-Statement of Changes in Beneficial Ownership" and "Form 5-Annual Statement of Beneficial Ownership of Securities" the undersigned, being the Treasurer of the Barings Global Short Duration High Yield Fund (the "Fund"), hereby appoint and designate Jessica Restivo, Daniel Newell, Rose Ferreira, Ann Malloy, and Melissa LaGrant each as my true and lawful attorneys in fact with full power to (a) apply for access to the EDGAR filing system in my name and (b) sign for me and file with the SEC, the New York Stock Exchange and the Fund said SEC Forms 3, 4 and/or 5 with respect to shares of the Fund purchased or sold by the undersigned or any other change of beneficial ownership relating to equity or derivative securities of the Fund required to be reported by the undersigned.

This authorization shall remain in effect until a written revocation is executed by the undersigned and filed with the SEC.

Date:   10.25.16

Name:	Lesley Mastandrea

Title:	Treasurer of Barings Global Short Duration High Yield Fund